Exhibit 99.1

      BANK OF SOUTH CAROLINA CORPORATION DECLARES 70TH CONSECUTIVE DIVIDEND

    CHARLESTON, S.C., March 15 /PRNewswire-FirstCall/ -- The Board of Directors of Bank of South Carolina Corporation, (Nasdaq: BKSC) the parent Company for The Bank of South Carolina, on March 15, 2007 declared a $.14 per share dividend, payable April 30, 2007 to shareholders of record as of March 30, 2007. This is the 70th consecutive dividend paid by the Corporation to its shareholders. Hugh
C. Lane, Jr., the Corporation's President and CEO stated, "We saw our earnings double over the last two years and 2007 looks like it will be another great year. Our focus on business development is paying off as we are seeing growth in both our outstanding loans and deposits. We are pleased to continue to share our success with our shareholders."

    The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. It is also available on its' website at www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC". Market makers for the stock for Bank of South Carolina Corporation are: Robinson Humphrey Company, Inc., Sterne, Agee and Leach Inc., Scott & Stringfellow, Inc., Nite Securities, LP, Speer, Leeds and Kellogg and Howe Barnes.

SOURCE  Bank of South Carolina
    -0-                             03/15/2007
    /CONTACT:  William L. Hiott, Jr. of Bank of South Carolina,
+1-843-724-1500 /
    /Web site:  http://www.banksc.com/